Exhibit 10.3

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

AGREEMENT

Effective as of May 5, 2000 (“Effective Date”), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“STANFORD”), and Xenogen Corporation, a California corporation, having a principal place of business at 860 Atlantic Avenue, Alameda, CA  94501 (“LICENSEE”), agree as follows:

1.                                      BACKGROUND

1.1                                 STANFORD has an assignment of the invention entitled “Using Light to Detect and Track Pathogens in Living Hosts”, from the laboratory of Dr. Christopher Contag (“Invention[s]”), as described in Stanford Docket S94-044, and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

1.2                                 STANFORD desires to have the Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.3                                 LICENSEE desires a license under said Invention(s), Licensed Materials and Licensed Patent(s) to develop, make, have made, use, import, offer for sale and sell Licensed Product(s) in the Licensed Field of Use, and/or to sublicense said Invention(s), Licensed Materials and Licensed Patent(s) in the Licensed Field of Use.

1.4                                 LICENSEE and STANFORD have a prior agreement and amendments to the prior agreement for Invention(s), Licensed Materials and Licensed Patent(s).  The parties acknowledge that pursuant to the prior agreement, (i) LICENSEE has paid to STANFORD a noncreditable, nonrefundable license issue royalty of [***] Dollars [***], and (ii) LICENSEE has paid to STANFORD [***] for reimbursement of past patent expenses.  The prior agreement and amendments are superseded by this Agreement.

1.5                                 The Invention(s) was made in the course of research supported by one or more of the following: the American Foundation for AIDS Research, the National Institutes of Health, The United States Public Health Service, and the Office of Naval Research.

2.                                      DEFINITIONS

2.1                                 “Licensed Patent(s)” means any (i) U.S. patent application Serial Number 270,631 filed July 1, 1994 (issued on July 22, 1997 as U.S. Patent Number 5,650,135), (ii) all divisions, substitutions, and continuations in whole or part of any of the preceding, (iii) all foreign patent applications corresponding to or claiming priority from (including International Application Number PCT/US95/15040 and all national applications claiming priority therefrom), and (iv) all U.S. and foreign patents issuing on any of the preceding, including patents of addition, reexaminations, reissues and extensions.

2.2                                 “Licensed Materials” means those biological materials listed in Exhibit A, and such other agreed materials as STANFORD may provide to LICENSEE during the term of this Agreement, which shall be added to Exhibit A.

2.3                                 “Licensed Product(s)” means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

(a)                                  Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s).  A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken or is disclaimed, or rejected or found invalid or unenforceable in a reissue application or re-examination proceeding or otherwise;

(b)                                 Is covered by any claim being prosecuted in a pending application directed to the Invention(s); or

(c)                                  Incorporates any of the Licensed Materials.

2.4                                 “Net Sales” means the gross revenue derived by LICENSEE from Licensed Product(s), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by LICENSEE, are included in such gross revenue, and are separately billed:

(a)                                  Import, export, excise and sales taxes, and custom duties;

(b)                                 Costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(c)                                  Costs of installation at the place of use; and

(d)                                 Credit for returns, allowances, or trades.

2.5                                 “Licensed Field of Use” means all uses.

2.6                                 “Licensed Territory” means worldwide.

2.7                                 “Exclusive” means that, subject to Article 4, STANFORD shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

3.                                      GRANT

3.1                                 STANFORD hereby grants and LICENSEE hereby accepts an Exclusive license under the Licensed Patents and Licensed Materials to make, have made, import, use, lease, sell and offer for sale and otherwise commercialize and exploit Licensed Products in the Licensed Territory, and practice any method process or procedure within the Licensed Patents in the Licensed Territory.

3.2                                 Said license is Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term commencing as of July 1, 1997 and ending on the expiration of the last to expire of the Licensed Patent(s).

3.3                                 STANFORD shall have the right to practice the Invention(s) and use the Technology for its own bona fide research, including sponsored research and collaborations.  STANFORD shall have the right to publish any information included in Licensed Materials and Licensed Patent(s).

3.4                                 Notwithstanding Section 3.1 above, the license granted to XENOGEN for those Licensed Materials which are [***], shall be non-exclusive.  This Section 3.4 shall have no effect on the Exclusive License granted herein for (i) the Licensed Patents and (ii) all Licensed Materials and/or Licensed Product(s) other than the [***].

4.                                      GOVERNMENT RIGHTS

This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to Invention(s), provided that STANFORD has provided LICENSEE with written notice of each such obligation STANFORD must meet and a description of each act LICENSEE must take to comply with such obligation.

5.                                      DILIGENCE

5.1                                 As an inducement to STANFORD to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to sublicense the Licensed Patent(s) and/or to proceed with the development, manufacture, and sale or lease of Licensed Product(s).  LICENSEE further agrees to diligently develop markets for the Licensed Patent(s) and/or Licensed Product(s).  LICENSEE agrees that STANFORD may terminate this Agreement if, prior to July 1, 2000, LICENSEE has neither sublicensed the Licensed Patent(s) nor made a Licensed Product(s) available for commercial sale.  LICENSEE further agrees that STANFORD may terminate this Agreement if, for any period of one (1) full year after first sublicense or commercial sale, LICENSEE has neither maintained at least one sublicense in force nor sold any Licensed Product(s).

5.2                                 Progress Report - On or before September 1 of each year until LICENSEE markets a Licensed Product(s) or grants a sublicense under the Licensed Patent(s), LICENSEE shall make a written annual report to STANFORD covering the preceding year ending June 30,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

regarding the progress of LICENSEE toward commercial use of Licensed Product(s) or sublicensing of Licensed Patent(s).  Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the U.S. Government and for STANFORD to ascertain progress by LICENSEE toward meeting the diligence requirements of this Article 5.

5.3                                 In the event that LICENSEE fails to make available for commercial sale a Licensed Product based on a particular Licensed Material listed in Exhibit A for any period of one (1) full year after July 1, 2000, STANFORD may convert the Exclusive License granted to LICENSEE solely with respect to that particular Licensed Material (hereinafter, the “Uncommercialized Material”) to a non-exclusive license, provided that STANFORD gives LICENSEE written notice of such intent and LICENSEE fails to commercialize the Uncommercialized Material within ninety (90) days of such notice.  STANFORD agrees that nothing in this Section 5.3 shall have any effect on the Exclusive License granted to LICENSEE under any Licensed Material(s) or Licensed Product(s) other than the Uncommercialized Material.  STANFORD further agrees that nothing in this Section 5.3 shall have any effect on the Exclusive License granted to LICENSEE under the Licensed Patent(s) in Article 3 herein.

6.                                      ROYALTIES

6.1                                 Beginning July 1, 2000, and each July 1 thereafter, LICENSEE shall pay to STANFORD a yearly royalty of [***].  Said yearly royalty payments are nonrefundable, but they are creditable against earned royalties to the extent provided in Paragraph 6.4.

6.2                                 In addition, LICENSEE shall pay STANFORD earned royalties of [***] of Net Sales.

6.3                                 In the event that a Licensed Product is sold in combination with or containing one or more products or components, then Net Sales on the combination product shall be calculated using one of the following methods:

(a)                                  By multiplying the net selling price of the combination product by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period being considered, of the Licensed Product sold separately, and B is the gross selling price, during the royalty period in question, of the other products or components sold separately; or

(b)                                 In the event that no such separate sales are made of the Licensed Product, Net Sales on the combination product for royalty determination shall be as reasonably allocated between such Licensed Product and the other active products or components, based on their relative importance and proprietary protection, as agreed by the parties.  If the parties fail to reach agreement such allocation shall be submitted to binding arbitration.

6.4                                 Creditable payments under this Agreement shall be an offset to LICENSEE against up to [***] of each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 6.2 until the entire credit is exhausted.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

6.5                                 If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE’s obligation to pay royalties hereunder shall continue for so long as LICENSEE, by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of STANFORD covering said activity.

6.6                                 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter.  Royalty payments to STANFORD shall be in U.S. Dollars.  All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD.

7.                                      ROYALTY REPORTS,  PAYMENTS, AND ACCOUNTING

7.1                                 Quarterly Earned Royalty Payment and Report - Beginning with the first sale of a Licensed Product(s) or the first sublicense, LICENSEE shall make written reports (even if there are no sales or sublicenses) and earned royalty payments to STANFORD within thirty (30) days after the end of each calendar quarter.  This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.2 of earned royalty payment due STANFORD for such completed calendar quarter.  The report shall also state the number and description of, and fees due under, sublicenses issued by Xenogen during such completed calendar quarter, and resulting calculation pursuant to Paragraph 13.5 of earned royalty payment due STANFORD for such completed calendar quarter.  Concurrent with the making of each such report, LICENSEE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

7.2                                 Accounting - LICENSEE agrees to keep and maintain records for a period of three (3) years showing the sublicenses granted and the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted.  Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined.  LICENSEE further agrees to permit its books and records to be examined by STANFORD from time to time to the extent necessary to verify reports provided for in Paragraph 7.1.  Such examination is to be made by STANFORD or its designee, at the expense of STANFORD, except in the event that the results of the audit reveal an underreporting of royalties due STANFORD of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

8.                                      NEGATION OF WARRANTIES

8.1                                 Nothing in this Agreement is or shall be construed as:

(a)                                  A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

(b)                                 A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

(c)                                  An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12;

(d)                                 Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s); or

(e)                                  An obligation to furnish any technology or technological information.

8.2                                 Except as expressly set forth in this Agreement, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.3                                 LICENSEE agrees that nothing in this Agreement grants LICENSEE any express or implied license or right under or to U.S. Patent 4,656,134 “Amplification of Eucaryotic Genes” or any patent application corresponding thereto.

9.                                      INDEMNITY

9.1                                 LICENSEE agrees to indemnify, hold harmless, and defend STANFORD, Stanford Hospital and Clinics and Stanford Health Services and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), Licensed Product(s), or Licensed Materials by LICENSEE or sublicensee(s), or their customers.

9.2                                 STANFORD shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise.  STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products(s).

9.3                                 LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.4                                 In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

of LICENSEE and its sublicensee(s).  Commencing with the introduction of Licensed Product(s) into humans for any purpose, including clinical trials, such insurance shall provide minimum limits of liability of Five Million Dollars ($5,000,000) and shall include STANFORD, Stanford University Hospital, their trustees, directors, officers, employees, students, and agents as additional insureds.  Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.  At STANFORD’s request, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD.  LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above.  All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD or Stanford Health Services shall be excess and noncontributory.

10.                               MARKING

10.1                           Prior to the issuance of any patents on any Licensed Products, LICENSEE agrees to mark all Licensed Products (or their containers or labels) covered by such patents and made, sold, or otherwise disposed of by LICENSEE under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patent(s).

10.2                           STANFORD agrees to provide LICENSEE with notice of all STANFORD patent applications filed (and all STANFORD patents issuing) on any Licensed Products based on Licensed Materials listed in Exhibit A within 30 days of (i) the filing of such patent applications, and (ii) issuance of such patents.  No such notice is required from STANFORD to LICENSEE for patents and patent applications that are included in the Licensed Patent(s).

11.                               STANFORD NAMES AND MARKS

Except in connection with the identification of the source of Invention(s), Licensed Patent(s) and Licensed Products(s), LICENSEE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD or the Stanford Health Services, or that is associated with either of them, without STANFORD’s prior written consent.  Notwithstanding the above, LICENSEE may use in any manner it deems fit the name(s) of STANFORD faculty members or employees who are inventors on the Inventions, Licensed Patents and/ or Licensed Products, and who are employees of or have a consulting agreement with LICENSEE (“Affiliates”), provided that LICENSEE obtains the voluntary consent of the Affilites for such use.  STANFORD agrees that the names of the Affiliates and Affiliates’ connection with STANFORD will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of LICENSEE’S business.  Any use of STANFORD’s name shall be limited to statements of fact and shall not imply endorsement of LICENSEE’s products or services.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

12.                               PATENT PROTECTION AND INFRINGEMENT

12.1                           LICENSEE shall have the primary responsibility for the prosecution, filing and maintenance of all Licensed Patents, including the conduct of all interference, opposition, nullity and revocation proceedings, using counsel of its choice; provided, however, that STANFORD shall have reasonable opportunity to advise and consult with LICENSEE on such matters and may instruct LICENSEE to take such action as STANFORD reasonably believes necessary to protect the Licensed Patent(s).  Should LICENSEE elect to abandon any patent or patent application in any country, it shall give timely notice to STANFORD, who may continue prosecution or maintenance, at its sole expense and LICENSEE shall have not further rights with respect to such patent application or patent in such country.  In the event that a conflict arises with respect to patent counsel selected by LICENSEE, STANFORD may, with just cause and after consulting with LICENSEE, select new patent counsel reasonably acceptable to LICENSEE.

12.2                           Payment of all reasonable fees and costs relating to the filing, prosecution and maintenance of all patent applications and patents within the Licensed Patent(s), including interference and/or opposition, nullity and revocation proceedings, shall be the responsibility of LICENSEE.  STANFORD shall direct the patent counsel to send invoices for such fees and costs directly to LICENSEE with a copy to STANFORD, and LICENSEE shall pay such patent counsel directly amounts due.

12.3                           STANFORD shall promptly inform LICENSEE of any suspected infringement of any Licensed Patent by a third party and any declaratory judgment filed with respect to any Licensed Patent.  LICENSEE shall have the initial right but not the obligation, at its expense, to initiate and control any proceeding relating to any infringement by a third party of any Licensed Patents, any declaratory action alleging invalidity or noninfringement of any Licensed Patents, or any interference, opposition, nullity or revocation proceeding relating to any Licensed Patents (“a Protective Action”).  In pursuing any such Protective Action, LICENSEE shall provide STANFORD with material information related to the Protective Action, and shall have the right, but not the obligation, to join STANFORD as a party to the Protective Action, at LICENSEE’s expense.  STANFORD shall have the right to participate in the Protective Action with its own counsel at its own expense.  If LICENSEE brings a Protective Action it may enter into a settlement, consent judgment or other voluntary final disposition of such Protective Action, at its sole option, and any damages recovered by a Protective Action shall be used first to reimburse LICENSEE for the costs (including attorney’s and expert fees) of such Protective Action actually paid by LICENSEE, and the remainder, if any, shall be retained by LICENSEE, except LICENSEE shall pay STANFORD two percent (2%) of said remainder, provided, if STANFORD joins in any Protective Action at its inception and shares equally in the costs (including attorney’s and expert fees) incurred in its conduct, in the event of any recovery each party shall be reimbursed for its expenses incurred in such Protective Action and STANFORD and LICENSEE shall equally share any remainder.

12.4                           If LICENSEE, or its sublicensee pursuant to Section 13.6, decides not to bring a Protective Action after LICENSEE receives notice from STANFORD pursuant to Section 12.3,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

LICENSEE shall inform STANFORD and STANFORD may institute a Protective Action.  In such event, STANFORD shall control such Protective Action, including any settlement, consent judgment or other voluntary final disposition thereof at its sole option, and shall bear the entire cost of such Protective Action and shall be entitled to retain the entire amount of any recovery or settlement.  STANFORD may, at its expense, join LICENSEE as a party to such a Protective Action and LICENSEE shall cooperate reasonably with STANFORD in any such Protective Action, at STANFORD’s expense.

12.5                           Should either party commence a Protective Action under this Section 12 and thereafter elect to abandon the same, it shall give timely notice to the other party who may continue prosecution of such Protective Action; provided, however, that the sharing of past and future expenses and any recovery in such Protective Action shall be as mutually agreed by the parties.

12.6                           In any Protective Action under this Section 12, the other party hereto shall, at the request and expense of the party initiating such Protective Action, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

13.                               SUBLICENSE(S)

13.1                           LICENSEE may grant sublicense(s) during the Exclusive period.  LICENSEE may sublicense all or a portion of the rights granted to it pursuant to this Agreement, subject to the conditions of this Article 13.  A “Patent Sublicense” means a sublicense which grants all or a portion of the rights under the Licensed Patent(s) to practice any method, process or procedure claimed therein in all or a part of the Licensed Territory.  It is understood that a Patent Sublicense shall not grant any rights to lease, sublicense, sell, offer for sale, or otherwise commercially dispose of any Licensed Products in any part of the Licensed Territory.  A “Products Sublicense” means a sublicense which grants all or a portion of the rights to lease, sell, offer for sale and otherwise commercially exploit Licensed Products in all or a part of the Licensed Territory.  It is understood that a Products Sublicense may also include rights under the Licensed Patent(s).

13.2                           If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee(s), LICENSEE will, at STANFORD’s request, negotiate in good faith a sublicense(s) hereunder.

13.3                           Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

(a)                                  Sublicense terms and conditions shall reflect that any sublicensee(s) shall not further sublicense without the written consent of STANFORD, which consent shall not be unreasonably withheld; and

(b)                                 The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

Such sublicense(s) (including, without limitation, any non-exclusive sublicenses) shall remain in effect in the event of any termination of this Agreement, provided that upon request by STANFORD, such sublicensee agrees in writing to be bound by the applicable terms of this Agreement.  All Products Sublicenses shall expressly include the provisions of Articles 7, 8, and 9 for the benefit of STANFORD.  All Patent Sublicenses granted to commercial or for-profit entities shall expressly include the provisions of Articles 8 and 9 for the benefit of STANFORD.

13.4                           LICENSEE agrees to provide STANFORD a copy of any sublicense granted pursuant to this Article 13.

13.5                           LICENSEE will pay to STANFORD [***] of all non-equity payments received by LICENSEE from its sublicensee(s) for the grant of a sublicense to practice the Licensed Patent(s), excluding those made under consulting or service agreements.  In addition, LICENSEE shall pay to STANFORD [***] of all earned royalty income received by LICENSEE from each sublicense from the sale of Licensed Product(s); provided however, that LICENSEE shall pay to STANFORD no less than [***] and no more than [***] of such royalty income.

13.6                           With the prior written consent of LICENSEE, and the prior written consent of STANFORD, which shall not be unreasonably withheld, a sublicensee may bring a Protective Action, subject to the provisions of Section 12.3.

14.                               TERMINATION

14.1                           LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

14.2                           STANFORD may terminate this Agreement if LICENSEE:

(a)                                  Is in default in payment of royalty or providing of reports;

(b)                                 Is in breach of any provision hereof; or

(c)                                  Provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by STANFORD.

14.3                           In the event of any termination of this Agreement, LICENSEE shall provide for the transfer to STANFORD of all obligations accrued or accruable after such termination in any active sublicense(s) issued pursuant to Section 13.  Such obligations shall include the payment of any royalties specified in such sublicense(s) that have accrued after termination of this Agreement.

14.4                           Surviving any termination are:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

(a)                                  LICENSEE’s obligation to pay royalties accrued or accruable;

(b)                                 Any cause of action or claim of LICENSEE or STANFORD, accrued or to accrue, because of any breach or default by the other party;

and

(c)                                  The provisions of Articles 7, 8, 9, 16 and 20, Sections 13.3, 14.3, and 14.4 and any other provisions that by their nature are intended to survive.

15.                               ASSIGNMENT

Neither party may assign this Agreement or any part hereof without the express written consent of the other, which consent shall not be unreasonably withheld; provided, however, LICENSEE may assign this Agreement or any portion hereof to an affiliate or to a successor of all or substantially all its business relating to the Licensed Patent(s) without the written consent of STANFORD and shall provide STANFORD notice of any such assignment.

16.                               ARBITRATION

16.1                           Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

16.2                           Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) days of such arbitration request.  Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

16.3                           The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court.  The Arbitrator may limit the scope, time and/or issues involved in discovery.

16.4                           Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

17.                               NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

To STANFORD:	Office of Technology Licensing
Stanford University
900 Welch Road, Suite 350
Palo Alto, CA 94304-1850
Attention: Director

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

To LICENSEE:	Xenogen Corporation
860 Atlantic Avenue
Alameda, CA 94501
Attention: President

Either party may change its address upon written notice to the other party.

18.                               WAIVER

None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

19.                               APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

20.                               CONFIDENTIALITY

STANFORD shall maintain this Agreement and the reports and any information provided by LICENSEE to STANFORD pursuant to Articles 5, 7 and 13 in confidence and shall be treated with at least the same degree of care as used to maintain secrecy of STANFORD’s other confidential information.  STANFORD may, however, disclose to third parties total annual royalty payments and general statistical information regarding payments made hereunder in the context of disclosing statistical information pertaining to the performance of the STANFORD Office of Technology Licensing.

21.                               ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between LICENSEE and STANFORD and supersedes all prior communications, understandings and agreements with respect to the subject matter of this Agreement.  This Agreement may not be amended except with a written agreement signed by LICENSEE and STANFORD.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND
STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Katharine Ku
Name:	Katharine Ku
Title:	Director, Technology Licensing
Date:

LICENSEE

Signature:	/s/ David W. Carter
Name:	David W. Carter
Title:	Chairman and Co-CEO
Date:

Exhibit A:  Licensed Materials

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

Exhibit A

[***]

A-1

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.